UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2007

Wellstar International, Inc.

(Exact name of registrant as specified in charter)

Nevada	333-130295	20-1834908
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6911 Pilliod Road
Holland, Ohio 43528
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (419) 865-0069

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On July 9, 2007, Wellstar International, Inc.’s (the “Company”) wholly-owned subsidiary, Trillenium Medical Imaging, Inc. (“Trillenium”), entered into a Limited Technology License Agreement (the “Agreement”) with Maclath Ltda. (“Licensee”), a Costa Rican corporation. Pursuant to the Agreement, Trillenium appointed Licensee to be the exclusive licensee of Trillennium to distribute Trillennium’s products and systems to those persons and entities as outlined in the Agreement for a renewable term of 25 years.

Under the Agreement, Licensee is obligated to pay Trillenium ongoing payments with respect to certain gross revenues received by Licensee from any sale, lease or sublicensing under the Agreement. Licensee is also obligated to purchase and pay for a minimum of 50 Trillennium Systems, as defined in the Agreement, during the one-year period commencing on the effective date of the Agreement, and each succeeding one-year period throughout the term of the Agreement. The prices to be paid by Licensee for Trillenium products will be equal to the list price then published by the Trillennium product manufacturer minus 7.5%, plus all applicable taxes or fees.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

10.1	Limited Technology License Agreement dated July 9th, 2007, by and between Trillennium Medical Imaging, Inc. and Maclath Ltda.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLSTAR INTERNATIONAL, INC.

Date: July 12, 2007	By:	/s/ John Antonio
Name: John Antonio
President and Chief Executive Officer